Exhibit 10.9

                                  ADDENDUM TO
                              EMPLOYMENT AGREEMENT


This Addendum to Employment Agreement (the "Addendum") dated as of October 8, 2004 is entered into by and between Y-Tel International, Inc, a Delaware corporation (hereinafter referred to as the "Employer") and Steve Lipman, an individual (hereinafter referred to as the "Employee").


                                    RECITALS

       A. The Employer and Employee are parties to an Employment Agreement (the "Agreement") dated September 27, 2004.

       B. Due to changes of circumstances the parties hereto desire to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the above premises, the covenants and agreements set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement and agree as follows:

          1. Section 5.03(b) is hereby amended and shall read as follows:

                           "Section 5.03(b) Upon approval of a stock option plan by Employer, Employee shall be granted 500,000 stock options, exercisable at $0.55 per share. The options can be exercised at any time after grant and expire at 5:00 p.m. PST on September 30, 2014."

Other than as set forth in Paragraph 1 above the remaining terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF the parties hereto have executed this Addendum this 8th day of October 2004.


Y-Tel International, Inc.                  Steve Lipman


By:                                        By:
   ----------------------------                -----------------------------
         John Conroy                              Steve Lipman
Its:     Chief Financial Officer